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                                                                       EXHIBIT 8

                                January 21, 1997



The Board of Directors
Associated Banc-Corp
112 North Adams Street
P.O. Box 13307
Green Bay, WI 54307-3307

The Board of Directors
Centra Financial, Inc.
10701 West National Avenue
West Allis, WI 53227

Gentlemen:                                   Re: Classification of Merger

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Centra Financial, Inc., a Wisconsin corporation ("Centra") with and into Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to the Agreement and Plan of Merger dated as of November 6, 1995, between Associated and Centra (the "Agreement").

     In connection with the proposed Merger, you have informed us of the following:

     1. Pursuant to the laws of the State of Wisconsin, Company will merge with and into Associated. Associated will be the surviving corporation.

     2. Pursuant to the Merger, all of Centra's assets will be transferred to Associated and Associated will assume all of Centra's liabilities.

     3. At the effective time of the Merger, each outstanding share of Centra Common Stock will be converted into and exchanged for shares of Associated Common Stock, except for cash received by Centra shareholders in lieu of fractional shares of Associated Common Stock or received by Centra shareholders who dissent to the Merger, based on the Conversion Factor set forth in the Agreement.


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     4. As soon as practicable at or after the effective time of the Merger, the exchange agent will distribute Associated Common Stock and cash in lieu of fractional shares to holders of Centra Common Stock.

     5. Associated will continue to conduct one or more of the historic businesses now being conducted by Centra, through its wholly owned subsidiary which is Central Bank of West Allis, a Wisconsin state chartered bank located in West Allis, Wisconsin (the "Bank").

     6. Associated and Centra each have valid business purposes for the Merger apart from tax considerations.

     7. Associated has no plan or intention to reacquire any of the Associated Common Stock issued in the Merger.

     8. The fair market value of the Associated Common Stock to be received by Company shareholders with respect to their Centra Common Stock will be, in each instance, approximately equal to the fair market value of the Centra Common Stock surrendered in exchange therefore.

     This opinion is expressly contingent upon satisfaction of the continuity of interest requirements of the Treasury Regulations. The management of Centra has advised us to the best of their knowledge that there is no plan or intention on the part of Centra shareholders to sell or otherwise dispose of Associated Common Stock received in the merger that would result in failure to satisfy the continuity of interest requirement as prescribed in the Treasury Regulations and the Internal Revenue Service guidelines.

     In connection herewith, we have examined the Agreement and Plan of Merger, the Registration Statement on Form S-4 to be filed by Associated on the date hereof with the Securities and Exchange Commission (which contains a Proxy Statement/Prospectus) and such information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon certificates from the management of Associated and Centra. On the basis of the foregoing, we are of the opinion that for federal income tax purposes:

     1. The Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Associated and Centra will each be "a party to the reorganization" within the meaning of section 368(b) of the Code for the purposes of this reorganization.


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     2. No gain or loss will be recognized by a shareholder of Centra upon the exchange of Centra Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock.

     3. The aggregate tax basis of the Associated Common Stock received by a shareholder of Centra as a result of the Merger will be the same as the aggregate tax basis of the shares of Centra Common Stock surrendered in exchange therefor.

     4. The holding period of the Associated Common Stock received by a shareholder of Centra as a result of the Merger will include the holding period of the shares of Centra Common Stock surrendered in exchange therefor, provided that such Centra Common Stock surrendered therefor was held as a capital asset by the Centra shareholder at the consummation of the Merger.

     5. The receipt by a holder of Centra Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under Code section 302(b)(1) as full payment in exchange for the fractional share.

     The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of Centra Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Centra Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Centra Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons).

     The summary set forth above does not report to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

     This opinion is based upon the existing provisions of the Code and regulations thereunder (both final and proposed) and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could

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significantly modify the statements and opinions expressed herein.  Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusion.

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. However, we can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Associated, Centra or their shareholders.

     Our opinion is limited to those federal tax issues specifically considered herein and is addressed to and is only for the benefit of Associated and Centra. The opinion is furnished to you pursuant to sections 7.02(f) and 7.03(e) of the Agreement and Plan of Merger and may not be used or relied upon for any other purpose, without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger -- Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Yours very truly,

                                       REINHART, BOERNER, VAN DEUREN,
                                           NORRIS & RIESELBACH, s.c.

                                       BY /s/ John L. Schliesmann

                                                John L. Schliesmann